Exhibit 99.1

Preliminary Final Report on

Appendix 4E

Year Ended 31 December 2014

Sydney, Australia and San Diego, California (Friday, 27 February 2015, AEDT) — REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) is pleased to release its preliminary financial report for the year ended 31 December 2014 (the “Results”) in the accompanying Appendix 4E. These Results are currently being audited by the Company’s auditors, Grant Thornton LLP, with final audited results to be released to the ASX and the U.S. Securities and Exchange Commission on or before 31 March 2015.

Summary of the Results

For the year ended 31 December 2014 (the “Period”), the Company reports the following results, which are unaudited:

•                  Loss from operations of US$21,963,000, reflecting the Company’s transition to its FantomTM bioresorbable program during 2014 and the resulting successful completion of first human patient implants of the Fantom scaffold in December 2014. Following these initial implants, which confirmed the acute performance and other attributes of the scaffold, the Company is preparing to launch its CE clinical trial. The CE trial is scheduled to begin enrollments before 31 March 2015 and will enroll up to 110 patients at multiple clinical sites in eight countries. The data from the trial is intended to be used in a CE Mark application in mid-2016.

•                  Loss from non-operating items of US$33,852,000, primarily arising from non-cash accounting entries for the convertible notes and warrants issued by the Company on 14 November 2014. In accordance with US generally accepted accounting principles, the warrants and certain derivative features of the convertible notes are required to be accounted for on a fair value basis and, accordingly, the Company recorded a non-cash loss of US$18,593,000 on the date of issuance and a further loss on the change in the fair values of the warrants and derivative liabilities of US$14,620,000 for the period 14 November 2014 through 31 December 2014. The remainder of the non-operating expenses arose from interest on the convertible notes.

While management believes the loss from operations has been finalized and does not anticipate any adjustments upon audit, the required valuations of the warrants and derivative liabilities have not yet been completed. We expect the estimates used in the Appendix 4E and attached consolidated financial statements will change, and could change by a material amount, upon completion of the related valuations. Our final audited financial statements will reflect completion of the valuations and accounting for the financial instruments issued in the November 2014 financing transaction.

•                  Net loss of US$55,815,000.

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX)• www.revamedical.com

AUSTRALIAN OFFICE: Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

REVA Medical, Inc. — ASX Announcement

As of 31 December 2014 (the “Period End”), the Company reports:

•                  Cash, cash equivalents, and short-term investments totaling US$26,809,000, which reflects the receipt of US$25,000,000 for the convertible note and warrant financing transaction in November 2014 and the net use of cash of US$18,415,000 for operations and all other purposes. The balance of cash and investments as of 31 December 2014 is an overall increase of US$6,088,000 from the 31 December 2013 balance.

•                  Total stockholders’ deficit of US$31,227,000.

Please refer to the attached Appendix 4E, including the unaudited consolidated financial statements, for additional explanation and details, including the details of the in-progress valuations related to the convertible notes and warrants issued in November 2014.

Dividends

The Company does not propose to pay dividends to common stockholders at this time. As such, there is no franking or applicable record date.

Important Information Concerning the Financial Results for the Period

REVA’s preliminary results and Appendix 4E are prepared in accordance with United States Generally Accepted Accounting Principles. The Results in the attached Appendix 4E are the unaudited consolidated financial results for REVA and its non-operating, wholly owned subsidiary, REVA Germany GmbH. All amounts in the accompanying Appendix 4E are in United States dollars (“US$”) unless otherwise indicated.

Briefing Call

Robert Stockman, the Company’s Chairman and Chief Executive Officer, is intending to host a briefing call to discuss the Company’s business outlook and audited financial results through 31 December 2014 on Thursday, 2 April 2015 at 9:00 a.m. AEDT (which is 3:00 p.m. US PDT on Wednesday, April 1, 2015). Access information will be available approximately one week ahead of the call.

About REVA

REVA is a development stage medical device company located in San Diego, California, USA, that is focused on the development, testing, and eventual commercialization of its proprietary bioresorbable stents, which are called “scaffolds” because of their temporary nature. The Company’s scaffolds are currently in clinical studies and have been developed as an alternative to metal stents, which are small tube-like devices permanently implanted into an artery to treat coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, then disappear (or “resorb”) from the body over a period of time. This resorption allows the return of natural movement and function of the artery, a result not attainable with permanent metal stents. The Company’s initial intended commercial product, the FantomTM scaffold, has been designed to offer distinct ease-of-use features including complete scaffold visibility under x-ray, expansion with one continuous inflation, and no procedural time limitations. REVA will require successful clinical trial results and regulatory approval before it can commercialize Fantom or any other products.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, are forward-looking statements, such as those statements regarding our ability to obtain regulatory approvals, timely and successfully complete our clinical trials, protect our intellectual property position, commercialize our products if and when approved, develop and commercialize new products, and estimates regarding our capital requirements and financial performance, including profitability. You should not place undue reliance on these forward-looking statements. Although management believes these forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause our actual results to vary materially from those expressed in the forward-looking statements, including the risks and uncertainties that are described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 17, 2014, and as updated in our periodic reports since then. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Inteq Limited	Buchan Consulting
Cheryl Liberatore	Kim Jacobs	Rebecca Wilson
Director, Investor Relations	+61 2 9229 2700	+61 3 9866 4722
+1 858-966-3045		Annabel Murphy
+61 2 9237 2800